                                                                      EXHIBIT 23

The Board of Directors
Beckman Coulter, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-02317) on Form S-3 and (Nos. 333-24851, 333-37429, 33-31573, 33-31862,
33-41519, 33-51506, 33-66990, 33-66988 and 33-65155) on Form S-8 of Beckman
Coulter, Inc. of our report dated January 23, 1998, except as to Note 16, which is as of March 4, 1998, relating to the consolidated balance sheets of Beckman Coulter, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Beckman Coulter, Inc.



                                                  KPMG PEAT MARWICK LLP


Orange County, California
July 2, 1998